UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2013

Lehigh Gas Partners LP

(Exact name of registrant specified in its charter)

Delaware	001-35711	45-4165414
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

702 West Hamilton Street, Suite 203

Allentown, PA 18101

(Address of principal executive offices, zip code)

(610) 625-8000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     Entry into a Material Definitive Agreement

On May 13, 2013, we entered into an amendment (the “Amendment”) to our existing Second Amended and Restated Credit Agreement dated as October 30, 2012 (the “Agreement”).  The material terms and conditions of the Agreement remain substantially the same except as set forth below.  As the result of the Amendment, the maximum amount we may borrow under the Agreement has been increased by $75 million to $324 million from $249 million.  Subject to the consent of the lenders, we have the ability under certain circumstances to further increase the amount that we may borrow by $100 million to $429 million.  KeyBank National Association acted as administrative agent.

We continue to be required to comply with certain financial covenants under the Agreement.  The Amendment modified the covenant for the Combined Leverage Ratio (as defined in the Agreement).  Under the amendment, we are required to maintain a Combined Leverage Ratio for the most recently completed four fiscal quarters of not greater than 4.75 : 1.00 through December 31, 2014, and 4.60: 1.00 thereafter.  Previously, we were required to maintain a Combined Leverage Ratio of 4.40 : 1:00 through December 31, 2013, and 4.25:1:00 thereafter.

Certain of the lenders, agents and other parties to the Agreement and their affiliates have in the past provided lending, commercial banking, underwriting, investment banking, or other advisory services to us and our subsidiaries for which they have received customary compensation.

The description of the Amendment contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the full text of the Amendment attached as Exhibit 10.1 hereto, which is incorporated by reference into this Item 1.01.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 13, 2013, Lehigh Gas Partners LP (the “Partnership”) issued a press release announcing the results of operations for the Partnership and its Predecessor for the quarter ended March 31, 2013.  The press release, attached hereto and incorporated by reference herein, is being furnished to the SEC and shall not be deemed to be “filed” for any purpose.

ITEM 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The response to Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

ITEM 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arranges of Certain Officers.

On May 9, 2013, the Partnership announced that the Board of Directors (the “Board”) of Lehigh Gas GP LLC, its general partner (the “Company”) elected Tracy Derstine, currently Executive Vice President, Administration, and Frank Macerato, currently General Counsel, Secretary and Chief Compliance Officer, as Corporate Officers of the Company.

On May 9, 2013, the Compensation Committee of the Board adopted a Performance-Based Equity Awards Program pursuant to which participants will receive a certain percentage of their base salary (“Par Bonus”) as a performance bonus if the Partnership achieves certain performance goals in 2013.  The Par Bonus consists of two components: an EBITDA Component, which has a 70% weighting, and a Growth Component, which has a 30% weighting.  For a participant to achieve a Par Bonus, the Partnership must meet or exceed (a) 105% of its budgeted earnings before interest, tax, depreciation and amortization (the “EBITDA Target”) for 2013, and (b) 110% of its Growth Target for 2013.  The threshold for earning any part of the EBITDA Component of the Par Bonus is 95% of the EBITDA Target, in which case 20% of the EBITDA Component is earned by each participant.  The threshold for earning any part of the Growth Component of the Par Bonus is 90% of the Partnership’s Growth Target, in which case 20% of the EBITDA Component is earned by each participant.  In no event can a participant earn more than the Par Bonus amount.  The actual performance bonus will be paid 100% in phantom units, one-third of which will vest on each anniversary of the grant date until fully vested.  However, the Compensation Committee has retained the discretion to pay up to 40% of the performance bonus in cash to the participants.  The Par Bonus for executive officers of the Company varies from 40% of base salary to 100% of base salary in the case of our Chief Executive Officer.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit has been filed with this report:

Exhibit No.	Description

10.1

Amendment No. 2 to the Credit Agreement dated as May 10, 2013, by and among the Partnership, each lender from time to time party thereto, and Keybank National Association, as Administrative Agent for the Lenders.

99.1	Press Release dated May 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lehigh Gas Partners LP
	By:	Lehigh Gas GP LLC
its general partner
Dated: May 13, 2013	By:	/s/ Mark L. Miller
Name: Mark L. Miller
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1

Amendment No. 2 to the Credit Agreement dated as May 10, 2013, by and among the Partnership, each lender from time to time party thereto, and Keybank National Association, as Administrative Agent for the Lenders

99.1	Press release dated May 13, 2013